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                                                                    EXHIBIT 23.5


                          CONSENT OF FINANCIAL ADVISOR


We consent to the use of our fairness opinion letter dated March 7, 2003 forming a part of the Amendment No. 1 to the Registration Statement on Form S-4 filed by Citizens, Inc. in connection with the proposed merger of Citizens and Mid-American Alliance Corporation, Jefferson City, Missouri, to be included in such Prospectus/Proxy Statement, subject to the issuance of such opinion by us. We further consent to the references to our fairness opinion letter and the analysis conducted by us and the use of our name in such Proxy Statement/Prospectus in conjunction therewith.



PROFESSIONAL BANK SERVICES, INC.
Louisville, Kentucky
August 5, 2003